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                                                                    Exhibit 99


CONTACT:    Richard H. Roberts
            Senior Vice President
            (423) 636-7000

FOR IMMEDIATE RELEASE

                  LANDAIR CORPORATION ANNOUNCES APPOINTMENT OF
                              NEW COMPANY PRESIDENT

GREENEVILLE, TN (December 27, 2000) - Landair Corporation (Nasdaq/NM:LAND) announced today that John A. Tweed has been appointed to the post of President and Chief Operating Officer. Mr. Tweed will also serve as a director of the Company. Tim Roach has resigned his positions and will return to his earlier role as a consultant to the Company.

Tweed was Vice President, Sales, for Landair from 1990-1995. Most recently, he has served as President of Warehouse Logistics Corporation, also based in Greeneville. In addition to his duties at Landair, Mr. Tweed will continue his role at Warehouse Logistics.

Commenting on the changes to the management team, Scott M. Niswonger, Chairman and Chief Executive Officer, stated, "We are pleased that John has returned to accept the challenge of leading the Landair team. With John's leadership ability and experience, I believe that Landair will achieve its true potential."

Landair Corporation is a high-service-level transportation company providing truckload, dedicated and other transportation-related services in the United States and Canada.

This press release and statements made by Landair in reports to its shareholders and public filings, as well as oral public statements by Landair representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include, but are not limited to, economic recessions or downturns in business cycles, competition, rapid fluctuations in fuel prices or availability, fluctuation in the frequency and severity of accidents, increases in interest rates and the availability of qualified drivers.



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